Exhibit 4.13

SECURITIES PURCHASE AGREEMENT

           THIS SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of July 9, 2014, is made between Elbit Vision Systems Ltd., a company organized under the laws of Israel, with headquarters located at 7 Bareket Street, P.O.B. 3047, Industrial Park, Caesarea, Israel 38900, Israel (the "Company"), and SMD Advanced Technologies Ltd., a company incorporated under the laws of the State of Israel, company number 51-107614-3 of P.O. Box 13303 Tel-Aviv 611320, Israel (the "Buyer").

WHEREAS:

A. The Company and the Buyer are executing and delivering this Agreement in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the "1933 Act") as promulgated by the United States Securities and Exchange Commission (the "SEC").

B. Subject to the terms set forth herein, the Buyer wishes to purchase, and the Company wishes to: (i) sell, upon the terms and conditions stated in this Agreement, an aggregate amount of 4,166,667 ordinary shares of the Company, par value NIS 1.0 ("Ordinary Shares") for $250,000 in three installments as set forth in Schedule 1 (the "Purchased Shares"); (ii) issue a certain warrant (the “First Warrant”) to purchase 1,250,000 Ordinary Shares with a value of $100,000 (the “First Warrant Shares”); (iii) issue an additional warrant (the "Second Warrant") to purchase 416,667 Ordinary Shares with a value of $33,333.36 (the “Second Warrant Shares”); and (iv) issue a third warrant (the "Third Warrant" and together with the Second and First Warrants, the "Warrants ") to purchase 416,667 Ordinary Shares with a value of $33,333.36 (the “Third Warrant Shares” and together with the Second and First Warrant Shares, the "Warrant Shares"); in substantially the form attached hereto as Exhibit A.

C. The parties hereto have agreed that the purchase contemplated herein shall be made in installments contingent on the achievement by the company of certain milestones, as set forth in Schedule 2 attached hereto (the "Milestones Schedule"); and

D. The Purchased Shares and the Warrants, collectively are referred to herein as the "SECURITIES".

NOW, THEREFORE, the Company and the Buyer hereby agree as follows:

1.           PURCHASE AND SALE OF PURCHASED SHARES AND WARRANTS.

a. INITIAL CLOSING. Upon the date hereof (the "Initial Closing"), (i) the Company shall issue and sell to the Buyer, and the Buyer agrees to purchase from the Company such number of Purchased Shares and at such agreed price as set forth opposite to the row entitled "Initial Closing", in Schedule 1, and (ii) the Company shall grant the Buyer the First Warrant.

b. SECOND CLOSING. Upon completion of the Second Milestone as set forth in Schedule 2, at the Second Closing (i) the Company shall issue and sell to the Buyer, and the Buyer agrees to purchase from the Company such number of Purchased Shares and at such agreed price as set forth opposite to the row entitled "Second Closing", in Schedule 1, and (ii) the Company shall grant the Buyer the Second Warrant.

c. THIRD CLOSING. Upon completion of the Third Milestone as set forth in Schedule 2, at the Third Closing (i) the Company shall issue and sell to the Buyer, and the Buyer agrees to purchase from the Company such number of Purchased Shares and at such agreed price as set forth opposite to the row entitled "Third Closing", in Schedule 1, and (ii) the Company shall grant the Buyer the Third Warrant.

d. PURCHASE PRICE. The purchase price for the Buyer (the "Purchase Price") of the Purchased Shares to be purchased by the Buyer shall be equal to six ($0.06) Cents for each Purchased Share being purchased by the Buyer for an aggregate consideration of $250,000. Subject to any adjustments under Section 2 of the Warrants, the exercise price of the Warrants Shares shall be equal to eight ($0.08) Cents for each Warrant Share exercised, as provided in the Warrants Agreement.

e. MILESTONES. In the event that the Company shall meet the Second Milestone and/or the Third Milestone on or prior to the Second Milestone Due Date or the Third Milestone Due Date, respectively, as set forth in Schedule 2, the Company shall immediately furnish the Buyer with written notice that (i) the respective Milestone was met (specifically noting the date on which the Milestone was met), supported by appropriate written evidence acceptable to the Buyer, and (ii) since the Initial Closing there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect (as defined below) (the "Milestone Notice"). Following receipt of the Milestone Notice, subject to the terms and conditions herein, Buyer shall be required to pay to the Company, within 30 (thirty) days of such date, the balance of the amount for investment set forth opposite to the row entitled "Second Closing" and/or "Third Closing", as applicable, in Schedule 1, and the transactions occurring on such date shall be referred to as a "Second Closing" and/or "Third Closing", as applicable. Notwithstanding anything to the contrary, in the event that the Company shall not meet the Second Milestone and/or the Third Milestone on or prior to the Second Milestone Due Date or the Third Milestone Due Date, respectively, the Buyer shall not be obligated to invest the applicable Purchase Price, but rather, until the end of 30 (thirty) days after the respective Milestone Due Date, the Buyer shall have the right, at its sole discretion, to purchase up to any portion of the Purchased Shares set forth opposite to the row entitled "Second Closing" and/or "Third Closing", as applicable, in Schedule 1 and simultaneously the Buyer shall be granted the respective proportionate amount of the Second Warrant and/or the Third Warrant, as applicable, and the transactions occurring on such date shall also be referred to as a "Second Closing" and/or "Third Closing", as applicable. Notwithstanding anything to the contrary, at any time as of the date hereof and prior the end of 30 (thirty) days after the Second Milestone Due Date or the Third Milestone Due Date, respectively, as set forth in Schedule 2, the Buyer shall have the right, at its sole discretion, to purchase up to any portion of the Purchased Shares set forth opposite to the row entitled "Second Closing" and/or "Third Closing", as applicable, in Schedule 1 and simultaneously the Buyer shall be granted the respective proportionate amount of the Second Warrant and/or the Third Warrant, as applicable, and the transactions occurring on such date shall also be referred to as a "Second Closing" and/or "Third Closing", as applicable.

2.           BUYER'S REPRESENTATIONS AND WARRANTIES.

The Buyer represents and warrants with respect to only itself that:

a. NO PUBLIC SALE OR DISTRIBUTION; PRIOR SALES. The Buyer is (i) acquiring the Purchased Shares and the Warrants, and (ii) upon exercise of the Warrants, will acquire the Warrant Shares issuable upon exercise thereof, as the case may be, in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempt under the 1933 Act and has no agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities; PROVIDED, HOWEVER, that by making the representations herein,  the Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time provided that such disposition is in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

b. ACCREDITED INVESTOR STATUS. The Buyer is an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act;

c. RELIANCE ON EXEMPTIONS. No prospectus or offering memorandum has been delivered to the Buyer in connection with the purchase of Securities. The Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

d. INFORMATION. The Buyer and its advisors, if any, have been furnished with materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested for deciding whether to acquire the Ordinary Shares. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received, to their satisfaction, answers to such questions. Neither such inquiries nor any other investigations conducted by the Buyer or its advisors, if any, or its representatives shall modify, amend or affect the Buyer's right to rely on the Company's representations and warranties contained herein.

e. NO SOLICITATION OR ADVERTISING. The Buyer acknowledges that it has not purchased the Securities as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or, meeting whose attendees have been invited by general solicitation or general advertising;

f. The Buyer understands that the market price of the Company’s Ordinary Shares is volatile and that no representation is being made as to the future value of the Company’s Ordinary Shares. The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities and is able to afford a complete loss of such investment.

g. NO GOVERNMENTAL REVIEW. The Buyer understands that no Israeli or United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

h. TRANSFER OR RESALE. The Buyer understands that: (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and subsequent offers and sales of the Securities shall be made only (A) to the Company or a subsidiary thereof, (B) pursuant to a registration statement which has been declared effective under the 1933 Act, (C) outside the United States in a transaction meeting the requirements of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations of the jurisdiction in which such sale is made , as applicable, or (D) pursuant to any other available exemption from the registration requirements of the 1933 Act; and (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder. The Buyer acknowledges that prior to registration, the Company shall require, prior to any offer, sale or other transfer of the Securities, the delivery of an opinion of counsel, in generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred only pursuant to an exemption from registration under the 1933 Act.

i. LEGENDS. The Buyer understands and acknowledges that upon the original issuance of the Purchased Shares and Warrant Shares, and until no longer required under the 1933 Act or applicable state securities laws, the certificates representing the Purchased Shares and Warrant Shares will bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION AFTER PROVIDING A SATISFACTORY LEGAL OPINION TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

and that any certificate representing securities issued in exchange therefor or in substitution thereof will bear the same legend until, as provided by an opinion of counsel, such legend is no longer required under the 1933 Act. The Warrants shall bear the legend in the form attached to each warrant attached hereto.

j. VALIDITY; ENFORCEMENT. The Transaction Documents have been executed and delivered by the Buyer and when delivered in accordance with the terms hereof assuming valid execution by the other parties thereto, shall constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except (i) as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies, or (ii) as any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy consideration.

k. RESIDENCY. The Buyer is a resident of Israel.

3.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Buyer as of the date hereof that:

a. ORGANIZATION; GOOD STANDING; POWER; etc. The Company is duly organized and validly existing under the laws of the State of Israel. The Company has the requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereon. The execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby and thereon have been duly authorized by all necessary corporate actions of the Company.  Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof assuming valid execution by the other parties thereto, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application as applied by a competent court of law.  Each of the Purchased Shares and Warrant Shares, when issued to the Buyer according to the Transaction Documents will (i) be duly authorized, validly issued, fully paid, and non-assessable, and free and clear of liens, security interests, pledges, charges and encumbrances ("Liens") other than those Liens created by or disclosed in writing prior to the date hereof to the Buyer; (ii) have the rights, preferences, privileges, and restrictions set forth in the Articles of Association of the Company, attached hereto as Exhibit B (the “Articles”); (iii) will be free and clear of any encumbrance and of restrictions on transfer other than restrictions on transfer under applicable securities laws as detailed herein, or as set forth in the Articles; (iv) will be duly registered in the name of the Buyer in the Company’s shareholders register. No securities of the Company are entitled to preemptive or similar rights, and no third party has any right of first refusal, preemptive right, right of participation, or any similar right to participate in all or any of the transactions contemplated by the Transaction Documents.

b. CAPITALIZATION. The authorized capitalization of EVS on the date hereof is NIS 120,000,000 divided into 120,000,000 Ordinary Shares, par value NIS 1.00 each.  As of the date hereof, 80,798,290 Ordinary Shares are outstanding. Schedule 3(b) sets forth a capitalization table reflecting the issued and outstanding share capital of the Company on a fully diluted basis and on an as converted basis, and any and all right and option to acquire any securities of the Company, immediately prior and immediately following the Initial Closing, Second Closing (pro forma) and Third Closing (pro forma). The Company has reserved from its duly authorized share capital Ordinary Shares issuable pursuant to this Agreement, the Warrants in order to issue the Shares and Warrant Shares.

c. DOCUMENTS. The Company has filed all reports required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"), including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof. As of its date and as of the date hereof (except as any information in such report may have been superseded by subsequent reports filed or furnished to the SEC), the Company’s annual report on Form 20-F for the year ended December 31, 2013 complied in all material respects with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the Commission promulgated thereunder. The Form 20-F, together with all other reports filed or furnished to the SEC under the 1934 Act are hereinafter referred to as the “Public Documents”.

d. FINANCIAL STATEMENTS. The audited consolidated financial statements (the “Financial Statements”) of the Company for the year ended December 31, 2012 (i) were prepared in accordance with generally accepted accounting standards in the United States consistently applied throughout the periods involved, (ii) comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, and (iii) fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in shareholders’ equity of the Company and its subsidiaries at the dates and for the periods presented.

e. MATERIAL CHANGES. Since the report of the independent registered public accounting firm to the Board of Directors and Shareholders of the Company, dated April 29, 2013, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect. “Material Adverse Effect” means a material and adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company, or on its ability to execute or perform any transaction or act contemplated under the Transaction Documents.

f. FILINGS, CONSENTS AND APPROVALS. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing with the United States Securities and Exchange Commission (the "Commission") of the Registration Statement in accordance with the requirements of the Registration Rights Agreement and (ii) those that have been made or obtained prior to the date of this Agreement, including the consent of Bank Hapoalim BM and Bank Leumi Le-Israel Ltd, which are attached hereto as Exhibit C The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in (i) any violation of, be in conflict with or constitute, with or without the passage of time or giving of notice, a material default under any provision of the Articles, or of any contract, order, license or permit to which the Company is a party or by which it or any of its property is bound, or applicable to the Company, its assets or its business; (ii) the creation of any encumbrance upon any assets of the Company; (iii) the suspension, revocation, impairment, forfeiture, or non-renewal of any permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets; or (iv) discontinuation of, or changes in the terms of, any business activity in which the Company is currently engaged or which it proposes to be engaged in.

g. COMPLIANCE WITH SECURITIES LAWS. The Securities have been offered in compliance with all applicable securities laws, including, without limitation, the Israeli Securities Law, 1968.

h. NO SOLICITATION OR ADVERTISING. No form of general solicitation or general advertising (as those terms are used in Regulation D) was  used by the Company, its affiliates or persons acting on behalf of any of them, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Securities in the United States.

i. LITIGATION. Except as specified in the Public Documents or otherwise disclosed to the Buyer in writing prior to the date hereof, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened against the Company.

j. INTELLECTUAL PROPERTY. Except as set forth in Schedule 3(j) hereto, the Company owns, has developed, or has obtained the right to use free and clear of all liens and obligations (i) all Intellectual Property, including any Intellectual Property that resulted from or arose out of any work performed by or on behalf of the Company or by any employee, officer, consultant or contractor of the Company; (ii) there are no actions against the Company that are currently pending, or to the best knowledge of the Company, threatened by any third party contesting the validity, enforceability, use or ownership, or involving infringement, unauthorized use, of any Intellectual Property in any jurisdiction.  To the best knowledge of the Company, there are no facts or circumstances that would form the basis for any such action; (iii) to the best knowledge of the Company, the Company’s ownership, use, or otherwise commercial exploitation of the Intellectual Property does not constitute an unauthorized use, infringement or misappropriation of any patent, copyright, trade secret or other similar right, of any person (including pursuant to any non-disclosure agreements or obligations to which the Company or any of its present or former employees is a party); (iv) the Intellectual Property includes all of the intellectual property rights necessary to enable the Company to conduct its business in the manner in which it is currently being conducted and as currently proposed to be conducted; and (v) to the best knowledge of the Company, no person is infringing, violating, misusing or misappropriating any Intellectual Property, and no such claims have been made against any person by the Company, in any jurisdiction; “Intellectual Property” means any invention (whether or not patentable), patent or patent application for an invention (together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), identifying mark in which a party asserts trademark rights (whether registered or unregistered and whether or not relating to a published work), registration or pending application for registration of a trademark, name used as a trade name, name used as a fictitious business name, service mark (whether registered or unregistered), registration or pending application for registration of a service mark, goodwill, any work with respect to which a person asserts copyright rights (whether registered or unregistered), registration or pending application for copyright registration of a work (including any renewals thereof), any work with respect to which a person asserts maskwork protection, application for registration of a maskwork, domain name registration, information used by a person in connection with its business (including confidential business information, pricing and cost information, business and marketing plans and customer and supplier lists and information), any information of a person that it holds in confidence as a trade secret, any information of a person that it holds as proprietary know how, drawings, schematic drawings, methods, process engineering, secret processes and generic proprietary business assets commonly described using terms such as franchise, system, computer software, license to software or any other intellectual property or proprietary right, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

k. RELATED PARTY TRANSACTIONS. Except as disclosed in the Public Documents, the Company is not indebted, directly or indirectly, to any of its Major Shareholders, directors, officers, employees or to the knowledge of the Company their respective immediate families or to any affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business and for other customary employee benefits made generally available to all employees. Except as disclosed in the Public Documents, none of the Company’s Major Shareholders, directors, officers, employees or to the knowledge of the Company any members of their immediate families, or any affiliate of the foregoing are, directly or indirectly, indebted to the Company or any of its subsidiaries, or have, either directly or indirectly, any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with the Company or any of its subsidiaries, or any of the Company’s customers, suppliers, service providers, joint venture partners, licenses or competitors that are required to be disclosed  under the reporting rules of any exchange on which the Company is traded, the laws or regulations of its jurisdiction of incorporation or the United States securities laws or rules or regulations thereunder; or (ii) financial interest in any material contract or arrangement to which the Company is a party or by which it may be bound. A "Major Shareholder" is a person or entity holding at least five percent (5%) of the Company's fully-diluted share capital as of the date of this Agreement.

l. OWNERSHIP OF TANGIBLE ASSETS. Except as disclosed in Schedule 3(l), the Company has good title to its tangible properties and assets.  With respect to the real property and tangible assets it leases, the Company is in material compliance with such leases and holds a valid leasehold interest free of any encumbrance of such leasehold interest. No tangible asset owned by the Company is shared by the Company with any other person.

m. TAX RETURNS. Other than the tax return for the year ended December 31, 2013, the Company has filed any and all tax returns and reports as required under applicable law and has paid any and all taxes and other assessments due (whether income tax, capital gains tax, or otherwise), if any. Each such return or report was true and complete in all material respects when filed. The Company has not made any elections under applicable laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect. The Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. There are no applicable taxes, fees or governmental charges payable by the Company in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereunder.

n. EMPLOYEES. The Company is in compliance with all employment practices regarding minimum wages, payment of social benefits, work permits, health and safety, discrimination, and other laws which may be required in any jurisdiction in which the Company conducts business.

o. INSURANCE. All insurable assets and activities of the Company have been insured as is customary in the industry and pursuant to policies with terms customary in the industry in which the Company operates. No insurance company has ever denied coverage to the Company and its business. There is no claim by the Company pending under any of such policies. All premiums due under such policies have been paid and the Company is otherwise in compliance in all material respects with the terms and conditions of all such policies. Such policies are in full force and effect. The Company has not undertaken any action, or omitted to take any action, which could render any such insurance policy void or voidable or which would result in a material increase in the premium for any such insurance policy.

p. UNDERTAKINGS TO BANKS. The Company has been, and is in compliance with, and has not been and is not in any default or breach of any of its obligations under any of its agreements with any banks and other financial institutions.

q. REPORTS TO PUBLIC EXCHANGE. Notwithstanding anything herein to the contrary, information disclosed by the Company to the public by way of EDGAR, the SEC’s filing site, shall be deemed for all purposes of this Agreement as having been disclosed to the Buyer and included in the representations and warranties contained in this Section 2.

4.           CLOSING

a. At the Initial Closing the following actions shall take place immediately prior to or simultaneously upon the execution of this Agreement, and all such actions shall be deemed to take place simultaneously in accordance with their respective terms and none of which shall be deemed to have been completed until all such actions have been completed:

(i)	The Buyer shall execute each of the Transaction Documents and deliver the same to the Company.

(ii)
The Company shall execute and deliver to the Buyer (i) each of the Transaction Documents and (ii) the Initial Purchased Shares and (iii) the First Warrant being purchased by the Buyer pursuant to this Agreement.

(iii)
The Company shall deliver to the Buyer true and correct copies of resolutions of the Company's board of directors (i) issuing and selling to the Buyer the Purchased Shares and Warrants against payment of the Purchase Price pursuant to the installments detailed in Schedule 1, (ii) reserving for issuance up to 2,083,334 Ordinary Shares for the purpose of issuing the Warrant Shares in accordance with their terms in the Warrants;

(iv)
The Buyer shall deliver to the Company the Purchase Price (i.e. $150,000) for the Purchased Shares and First Warrant being purchased at the Initial Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(v)
The Company shall deliver to the Buyer an undertaking of the Company and Messrs. Sam Cohen and Yaron Menashe with respect to the repayment of their loans to the Company in a form attached hereto as Exhibit D.

(vi)	A copy of the Company’s updated register of shareholders of the Company reflecting the issuance of 2,500,000 Purchased Shares shall be delivered to the Buyer.

b. At the Second Closing the following actions shall take place immediately and all such actions shall be deemed to take place simultaneously in accordance with their respective terms and none of which shall be deemed to have been completed until all such actions have been completed:

(i)	Deliver to the Buyer the Second Purchased Shares and the Second Warrant being purchased by the Buyer pursuant to this Agreement.

(ii)
The Buyer shall deliver to the Company the Purchase Price (i.e. $50,000) for the Purchased Shares and Second Warrant being purchased at the Second Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii)	A copy of the Company’s updated register of shareholders of the Company reflecting the issuance of 833,333 Purchased Shares shall be delivered to the Buyer.

c. At the Third Closing the following actions shall take place immediately, and all such actions shall be deemed to take place simultaneously in accordance with their respective terms and none of which shall be deemed to have been completed until all such actions have been completed:

(i)	Deliver to the Buyer the Third Purchased Shares and the Third Warrant Shares being purchased by the Buyer pursuant to this Agreement.

(ii)
The Buyer shall deliver to the Company the Purchase Price (i.e. $50,000) for the Purchased Shares and Third Warrant being purchased at the Third Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.

(iii)	A copy of the Company’s updated register of shareholders of the Company reflecting the issuance of 833,333 Purchased Shares shall be delivered to the Buyer.

5.           OMITTED

6.           COVENANTS.

(i)
The majority of the proceeds from the issuance and sale of the Purchased Shares and Warrant Shares shall be utilized for the expansion of the Company’s marketing and development efforts of the Company's I-BAR product.

(ii)	The Company shall convert a portion of its share premium into share capital in compliance with Section 304 of the Companies Law, 1999 share capital.

(iii)
The Buyer shall have the right, exercisable by written notice to the Company, to appoint a non-voting observer to the Board of Directors of the Company for as long as the Buyer holds at least 5% of the issued and outstanding shares of the Company; and provided only that the observer shall be at no cost to the Company.

7.           MISCELLANEOUS.

a. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Israel, without giving effect to any statutes concerning choice or conflict of law (whether of the State of Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other that the State of Israel. Any controversy or claim arising out of or in connection with this agreement or any breach or alleged breach hereof shall be exclusively resolved by the competent courts of Tel Aviv, Israel, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

b. COUNTERPARTS. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

c. HEADINGS. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

d. SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

e. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the other Transaction Documents, supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyer. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

f. NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) two business days in Israel after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Elbit Vision Systems Ltd.
7 Bareket Street, P.O.B. 3047
Industrial Park, Caesarea
Israel 3088900
Telephone: + (972)-4-610-7609
 Fax: + (972)-4-610-7619

With a copy to (which shall not constitute notice):

Yigal Arnon & Co.
One Azrieli Center, Round Tower, Tel Aviv, Israel
Telephone: + (972)-3-608-7864
 Facsimile: + (972)-3-608-7714
Attention: Adrian Daniels, Adv.

If to the Buyer:

SMD Advanced Technologies Ltd.
P.O. Box 13303
Tel-Aviv 611320
Israel
Telephone: + (972)-72-2211-691
Email: yk@bykoou.com

With a copy to (which shall not constitute notice):

Shenhav & Co., Advocates & Notary
Or Towers, Building B, 11 Floor
4 Ha’nechoshet St.
Tel Aviv 69710
Attention: Amir Raz, Adv.
Fax: +972-3-6110788
E-mail: amir@shenhavlaw.co.il

A party’s address and facsimile number set forth above may be changed provided that such change is specified by written notice given to the other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

g. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors. Subject to the relevant securities laws, the Buyer may assign its rights hereunder without the consent of the Company provided that any assignee shall agree in writing to become subject to the terms of this Agreement and the other Transaction Documents. Notwithstanding the previous sentence, the right to appoint an Observer (as provided in the Observer Letter) shall not be assignable and shall terminate upon the assignment of this Agreement.

h. NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

i. FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

j. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Buyer and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

Elbit Vision Systems Ltd.

By:  ___________________
Name:
Title:

BUYER:

SMD Advanced Technologies Ltd.
By:  ___________________
Name:
Title: